Exhibit 21

                         Subsidiaries of the Company


 Company                                             State of incorporation
 -------                                             ----------------------

 Best Circuit Boards, Inc. d/b/a Lone Star Circuits          Texas

 LSC Asset Acquisition Corp.                                 Texas

 Performance Interconnect Corp.                              Nevada

 Varga Investments, Inc.                                     Texas